1729 Port Sheffield Place
Newport Beach, CA 92660

April 12, 2007

Gary Cannon, Secretary
Naturade, Inc.
601 Valencia Avenue, Suite 100
Brea, CA 92823

Dear Gary:

I hereby resign my position as a Director of the Board of Directors of Naturade, Inc., effective immediately.

Very truly yours,

Karen M. Muller